Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

29 January 2024

Linkers Industries Limited Commerce House Wickhams Cay 1 P.O. Box 3140 Road Town, Tortola VG 1110, British Virgin Islands	Matter No. 865511 Doc Ref: TT/109337764 Direct line: (852) 2842 9523 Email: Teresa.Tsai@conyers.com

Dear Sirs,

Re: Linkers Industries Limited (the “Company”)

We have acted as special British Virgin Islands legal counsel to the Company in connection with a registration statement on form F-1, including all amendments or supplements thereto, filed with the U.S. Securities and Exchange Commission (the “Commission”) on 8 December 2023 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of class A ordinary shares, par value US$0.00001 each of the Company (the “Class A Ordinary Shares”) comprising:

(i)	an offering of up to initially 2,200,000 Class A Ordinary Shares (the “Initial Class A Ordinary Shares”) by the Company pursuant to the public offering prospectus of the Registration Statement (the “Public Offering Prospectus”);

(ii)	an offering of up to 330,000 Class A Ordinary Shares additional to the Initial Class A Ordinary Shares (the “Over-allotment Shares”), within 45 days after the closing of the offering to the underwriters to cover over-allotments pursuant to the exercise of the over-allotment option granted by the Company to the underwriters; and

(iii)	a resale by the selling shareholders as set out in the resale prospectus of the Registration Statement (the “Resale Prospectus” , together with the Public Offering Prospectus, the “Prospectus”) of up to 2,200,000 Class A Ordinary Shares pursuant to the Resale Prospectus (the “Resale Shares”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the written resolutions of the directors of the Company dated 8 December 2023 (the “Director Resolutions”), written resolutions of the members of the Company dated 8 December 2023 (the “Member Resolutions”), the latest draft of the second amended and restated memorandum and articles of association of the Company to be adopted by the Company and will become effective prior to the allotment and issue of the Class A Ordinary Shares by the Company (the “Listing Articles”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 18 December 2023 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Anna W. X. Lin, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Director Resolutions and Members Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended,, (e) that the Listing Articles will be duly adopted by the Company in substantially the same form as that examined by us for purposes of this opinion and will become effective prior to the allotment and issue of the Class A Ordinary Shares by the Company, (f) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein, (g) that upon issue of any Class A Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, and (h) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Class A Ordinary Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing as at the Certificate Date (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority, or to pay any British Virgin Islands government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.	The allotment and issue of the Class A Ordinary Shares by the Company have been duly authorised. When issued and paid for as contemplated by the Registration Statement and upon registering in the register of members of the Company, such Class A Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

3.	The Resale Shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent the references to our firm under the captions “Enforceability of Liabilities”, “BVI Taxation” and “Legal Matters” in the Prospectus forming a part of the Registration Statement.

In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

conyers.com | 2